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Rayonier Advanced Materials Reports Second Quarter 2018 Results

•	Second quarter 2018 net income of $54 million and adjusted EBITDA of $106 million

•	Year to date diluted earnings per share of $1.22 and adjusted net income per share of $0.99; 281 percent increase in adjusted earnings per share from prior year

•	Strong performance in Pulp and Forest Products segments combined with improved productivity in High Purity Cellulose drove increased adjusted EBITDA

•	Solid execution on Cost Transformation with $18 million of savings achieved year to date; on track to exceed 2018 target

•	Returned capital of $29 million to stockholders through dividends and share repurchases year to date

JACKSONVILLE, Fla., August 2, 2018 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported second quarter 2018 net income of $54 million, or $0.83 per diluted common share compared to $5 million, or $0.03 per diluted common share in the second quarter of 2017. Second quarter 2018 adjusted net income was $39 million, or $0.60 per diluted common share, compared to $9 million, or $0.11 per diluted common share in the second quarter of 2017. Second quarter 2018 adjusted net income and diluted earnings per share are adjusted for a gain on bargain purchase associated with the acquisition of Tembec Inc. (“Tembec”). Adjusted net income and diluted earnings per common share amounts for second quarter 2017 are adjusted for transaction costs and an unrealized gain on a derivative instrument both associated with the acquisition of Tembec.
Year to date 2018 net income was $78 million, or $1.22 per diluted common share compared to $14 million, or $0.18 per diluted common share for the first half of 2017. Earnings increased in the current year due to the November 2017 acquisition of Tembec. Year to date adjusted net income was $63 million, or $0.99 per diluted common share, compared to $18 million, or $0.26 per diluted common share in 2017. Year to date 2018 adjusted net income and diluted earnings per share are adjusted for a gain on bargain purchase associated with the acquisition of Tembec. Adjusted net income and diluted earnings per common share amounts for the first half of 2017 are adjusted for transaction costs and an unrealized gain on a derivative instrument both associated with the acquisition of Tembec.
“With strong demand in our pulp and forest products segments and improved performance in our manufacturing operations, we delivered solid earnings for the quarter, underscoring the earnings potential of the new portfolio,” said Paul Boynton, Chairman, President and Chief Executive Officer. “We remain committed to a disciplined and balanced capital allocation program as evidenced by our investment of $23 million in strategic capital projects, debt reduction of $12 million and $29 million of capital returned to shareholders through dividends and common stock repurchases through the first half of the year.”
Second Quarter and Year to Date Operating Results
In the following tables, the Company’s net sales and operating results for the second quarter and first half of 2018 are compared against the prior year comparable period results which preceded the acquisition of Tembec. In addition, the 2018 net sales and

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

operating results are compared against the combined net sales and operating results which assume that the Company’s prior year comparable period had been combined with Tembec’s.
Net sales comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Net sales (in millions)	June 30, 2018	June 24, 2017	Combined[1] June 24, 2017	June 30, 2018	June 24, 2017	Combined[1] June 24, 2017
High Purity Cellulose	$285	$201	$303	$568	$403	$604
Forest Products	97	—	84	196	—	167
Pulp	91	—	73	176	—	137
Paper	84	—	76	160	—	148
Eliminations	(15)	—	(15)	(36)	—	(33)
Total net sales	$542	$201	$521	$1,064	$403	$1,023
Operating income comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Operating income (loss) (in millions)	June 30, 2018	June 24, 2017	Combined[1] June 24, 2017	June 30, 2018	June 24, 2017	Combined[1] June 24, 2017
High Purity Cellulose	$28	$31	$43	$49	$66	$93
Forest Products	17	—	10	27	—	16
Pulp	26	—	10	49	—	15
Paper	7	—	12	10	—	23
Corporate	(12)	(17)	(21)	(23)	(25)	(35)
Total operating income	$66	$14	$54	$112	$41	$112
1 Combined net sales and operating income (loss) represents the combination of Tembec’s net sales and operating earnings as of June 24, 2017, adjusted to reflect the estimated conversion from International Financial Reporting Standards to U.S. Generally Accepted Accounting Principles for certain material amounts and translated at the historical quarterly average exchange rate for the periods presented, with the Company’s net sales and operating income for the comparable periods. The adjustments represent the Company’s best estimates and are subject to change should additional information become available. The combined net sales and operating results of the Company and Tembec are presented for illustrative purposes only and do not necessarily reflect the net sales or operating results that would have resulted had the acquisition occurred for the period, nor project the results of operations for any future date or period.

High Purity Cellulose
Operating income for the three and six month periods ended June 30, 2018 decreased over the comparable 2017 periods by $3 million and $17 million, respectively. These decreases were primarily driven by lower cellulose specialties prices and volumes from the Company’s historical operations partially offset by the operating income from the Tembec acquisition.

On a combined basis, operating income for the three and six month periods ended June 30, 2018 decreased over the comparable 2017 periods by $15 million and $44 million, respectively. These decreases were primarily driven by the expected decrease in cellulose specialties sales prices and volumes combined with higher chemical and energy costs. The increased chemical and energy costs were partially offset by increased productivity as well as transformation and synergy savings during the periods.

Forest Products
Operating income for the three and six month periods ended June 30, 2018 increased over the comparable 2017 periods by $17 million and $27 million, respectively, driven by the Tembec acquisition.
On a combined basis, operating income for the three and six month periods ended June 30, 2018 increased $7 million and $11 million, respectively, primarily due to an increase in lumber prices of 31 and 30 percent, respectively, partially offset by lower sales volumes, duties imposed on shipments to the U.S. and higher costs for wood and transportation.
Pulp
Operating income for the three and six month periods ended June 30, 2018 increased over the comparable 2017 periods by $26 million and $49 million, respectively, driven by the Tembec acquisition.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

On a combined basis, operating income for the three and six month periods ended June 30, 2018 increased $16 million and $34 million, respectively, primarily due to improved high-yield pulp prices of 29 and 32 percent, respectively.
Paper
Operating income for the three and six month periods ended June 30, 2018 increased over the comparable 2017 periods by $7 million and $10 million, respectively, driven by the Tembec acquisition.
On a combined basis, operating income for the three and six month periods ended June 30, 2018 decreased $5 million and $13 million, respectively, primarily due to higher pulp costs in paperboard, which benefits our Pulp segment, duties imposed on U.S. shipments of newsprint and increased amortization and depreciation related to the purchase accounting associated with the acquisition of Tembec. These benefits were offset in part by higher newsprint sales prices and volumes and higher paperboard sales prices.
Transformation and Synergy Savings
During the first half of 2018, the Company achieved approximately $18 million of its $40 million cost transformation target for 2018, excluding one-time costs. Approximately $11 million of the savings were related to the synergy activities and are associated with reduced corporate expenses and enhanced procurement practices. Synergy savings required approximately $1 million in one-time costs to achieve these results. The Company now expects to exceed its Cost Transformation target for 2018.
Non-Operating Expenses
Interest expense was $15 million for the second quarter of 2018 and $30 million for the first half of the year. The increases of $6 million and $12 million over the prior year three and six month periods, respectively, were due to higher debt balances and interest rates associated with the debt used to finance the acquisition of Tembec. Interest income and other expenses, net, increased in the current year primarily due to the favorable impact of Tembec’s pension plans on other components of net periodic pension costs.
Non-operating expenses also includes a $15 million adjustment to the gain on bargain purchase associated with the acquisition of Tembec in the fourth quarter of 2017. The adjustment was recorded in the second quarter of 2018.
Income Tax Expense
The year to date effective tax rate was 27 percent for 2018, compared to 42 percent in the prior year period. The current year to date effective rate differs from the current federal statutory rate of 21 percent primarily due to different statutory tax rates of foreign operations and certain additional U.S. taxes on foreign derived income implemented as part of the Tax Cut and Jobs Act enacted in December 2017, partially offset by a nontaxable bargain purchase adjustment included in pretax income. The prior year to date effective tax rate differed from the then enacted federal statutory rate of 35 percent primarily due to the unfavorable tax impact of the accounting for the 2014 employee incentive stock program which did not pay out as a result of not meeting the required performance criteria.
Cash Flows and Liquidity
Year to date, the Company generated operating cash flows of $89 million and adjusted free cash flows of $48 million. Working capital used $67 million of cash as a result of higher inventories, increases in deferred costs related to the annual maintenance outages at all four high purity plants, and the timing of customer incentive and prepayments. Working capital is expected to improve during the second half of the year. Year to date, the Company invested $64 million in capital expenditures which included approximately $23 million of strategic capital.
The Company paid down $12 million of debt year to date and ended the quarter with adjusted net debt of $1,149 million and $297 million of total liquidity, including $80 million of cash and $217 million available under the revolving credit facility after taking into account outstanding letters of credit. The Company also returned $29 million of capital to shareholders through dividends and stock repurchases.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Outlook
High Purity Cellulose
On a combined basis, cellulose specialties prices are anticipated to decline approximately 4 percent in 2018, reflecting an improved mix, and sales volumes are expected to decline approximately 2 percent, dependent on revenue recognition timing. Commodity volumes are expected to be comparable to the prior year. Profitability is expected to improve in the second half of 2018 as the annual maintenance outages have been completed at all four facilities and synergy benefits continue to favorably impact results. Results in the second half of the year are expected to represent approximately 55 percent of the annual EBITDA.

Forest Products
Lumber prices are expected to decline from the recent historical high prices, but profitability is anticipated to remain favorable as solid demand from the U.S. housing market is expected to continue. Duties on lumber sales into the U.S. are anticipated to affect approximately 50 percent of the Company’s sales in this segment and reduce EBITDA by approximately $30 million during 2018.

Pulp
High-yield pulp prices are expected to remain near historically high levels in the near-term and moderate by year end. Strong demand for pulp, reduced recycled fiber imports to China, and supply side issues in the global pulp industry continue to support pulp prices. With no significant new capacity expected in the pulp markets in the near future, supply-demand dynamics indicate continued strong market conditions.

Paper
Paperboard markets are expected to remain stable, though peak pulp prices which benefit the Company’s Pulp segment will negatively impact margins. In newsprint, reduced industry production capacity and duties have led to higher prices which have effectively offset the impact of the duties. Profitability is expected to remain stable in the near-term. Additional supply or a more rapid decline in demand due to the duties could negatively impact newsprint results.

Capital Allocation and Investment
The Company anticipates that it will spend approximately $100 to $110 million in maintenance capital expenditures across its businesses in 2018. In addition, the Company anticipates spending approximately $45 million on high-return strategic projects in 2018. These strategic opportunities are predominantly focused in the High Purity Cellulose and Forest Products segments with an average pay-back of less than 2 years.
“With elevated commodity prices, the completion of planned maintenance outages at all four high purity facilities, accelerating synergies and the weighting of EBITDA toward the second half of the year for the high purity business, we expect to deliver solid results for the remainder of 2018,” Boynton stated. “We will continue to allocate capital to high-return investments, debt reduction and stock repurchases.”

Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 10:00 a.m. ET on August 3 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Friday, August 17, 2018. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13681816.

About Rayonier Advanced Materials

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately US$2 billion of pro forma revenues. More information is available at www.rayonieram.com.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 38% of our pro forma 2017 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could adversely affect our ability to access certain markets; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders; The inability to effectively integrate the Tembec acquisition, and any future acquisitions we may make, may affect our results; and, we may not achieve the benefits anticipated from our previously-announced transformation plan.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules D - F of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
June 30, 2018 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 24,	June 30,	June 24,
	2018	2018	2017	2018	2017
Net Sales	$542	$522	$201	$1,064	$403
Cost of Sales	(440)	(442)	(167)	(882)	(331)
Gross Margin	102	80	34	182	72
Selling, general & administrative expenses	(25)	(23)	(18)	(48)	(28)
Duties	(12)	(8)	—	(20)	—
Other operating income (expense), net	1	(3)	(2)	(2)	(3)
Operating Income	66	46	14	112	41
Interest expense	(15)	(15)	(9)	(30)	(18)
Interest income and other expenses, net	7	3	—	10	(1)
Gain on bargain purchase	15	—	—	15	—
Gain on derivative instrument	—	—	2	—	2
Income Before Income Taxes	73	34	7	107	24
Income tax expense	(19)	(10)	(2)	(29)	(10)
Net Income Attributable to Rayonier Advanced Materials Inc.	$54	$24	$5	$78	$14
Mandatory convertible stock dividends	(4)	(3)	(4)	(7)	(7)
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$50	$21	$1	$71	$7

Earnings Per Share of Common Stock
Basic earnings per share	$0.97	$0.41	$0.03	$1.38	$0.18
Diluted earnings per share	$0.83	$0.38	$0.03	$1.22	$0.18

Adjusted net income per share (a)	$0.60	$0.38	$0.11	$0.99	$0.26

Shares Used for Determining
Basic EPS	51,448,438	51,127,726	42,387,578	51,288,982	42,368,652
Diluted EPS	64,025,456	63,977,952	43,223,599	63,965,404	43,155,283

(a)	Adjusted net income per share is a non-GAAP measure. See Schedule F for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
June 30, 2018 (Unaudited)
(millions of dollars)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$80	$96
Other current assets	617	550
Property, plant and equipment, net	1,398	1,408
Other assets	575	589
	$2,670	$2,643
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$10	$9
Other current liabilities	312	298
Long-term debt and capital lease obligations	1,214	1,232
Non-current liabilities for disposed operations	148	151
Other non-current liabilities	247	259
Total stockholders’ equity	739	694
	$2,670	$2,643
Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
June 30, 2018 (Unaudited)
(millions of dollars)

	Six Months Ended
	June 30, 2018	June 24, 2017
Cash Provided by Operating Activities:
Net income	$78	$14
Gain on bargain purchase	(13)	—
Depreciation and amortization	70	42
Other items to reconcile net income to cash provided by operating activities	31	18
Changes in working capital and other assets and liabilities	(77)	13
	89	87
Cash Used for Investing Activities:
Capital expenditures	(64)	(32)
	(64)	(32)
Cash Used for Financing Activities:
Changes in debt	(12)	(2)
Dividends paid	(14)	(10)
Common stock repurchased	(15)	—
	(41)	(12)
Cash and Cash Equivalents:
Change in cash and cash equivalents	(15)	43
Net effect of foreign exchange on cash and cash equivalents	(1)	—
Balance, beginning of year	96	326
Balance, end of period	$80	$369

B

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
June 30, 2018 (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	June 24, 2017	Combined[1] June 24, 2017	June 30, 2018	June 24, 2017	Combined[1] June 24, 2017
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,324	$1,434	$1,366	$1,350	$1,453	$1,369
Commodity Products	828	764	814	816	740	796
Forest Products ($ per thousand board feet):
Lumber	534	—	408	506	—	388
Pulp ($ per metric ton):
High-Yield pulp	674	—	523	664	—	503
Paper ($ per metric ton):
Paperboard	1,136	—	1,124	1,145	—	1,110
Newsprint	611	—	454	572	—	455

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	150	110	158	303	217	316
Commodity Products	65	54	70	119	113	145
Forest Products (millions of board feet):
Lumber	153	—	165	316	—	328
Pulp (thousands of metric tons):
High-Yield pulp	125	—	130	245	—	251
Paper (thousands of metric tons):
Paperboard	45	—	46	86	—	94
Newsprint	55	—	51	107	—	94
1 Combined net sales and operating income (loss) represents the combination of Tembec’s net sales and operating earnings as of June 24, 2017, adjusted to reflect the estimated conversion from International Financial Reporting Standards to U.S. Generally Accepted Accounting Principles for certain material amounts and translated at the historical quarterly average exchange rate for the periods presented, with the Company’s net sales and operating income for the comparable periods. The adjustments represent the Company’s best estimates and are subject to change should additional information become available. The combined net sales and operating results of the Company and Tembec are presented for illustrative purposes only and do not necessarily reflect the net sales or operating results that would have resulted had the acquisition occurred for the period, nor project the results of operations for any future date or period.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
June 30, 2018 (Unaudited)
(millions of dollars)

EBITDA by Segment:	Three Months Ended June 30, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$16	$26	$9	$33	$(30)	$54
Depreciation and amortization	2	1	4	26	—	33
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	19	19
EBITDA	18	27	13	59	4	121
Gain on bargain purchase	—	—	—	(3)	(12)	(15)
Adjusted EBITDA	$18	$27	$13	$56	$(8)	$106

	Three Months Ended June 24, 2017
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$—	$—	$—	$31	$(26)	$5
Depreciation and amortization	—	—	—	20	—	20
Interest expense, net	—	—	—	—	9	9
Income tax expense	—	—	—	—	2	2
EBITDA	—	—	—	51	(15)	36
Acquisition related costs	—	—	—	—	8	8
Gain on derivative instrument	—	—	—	—	(2)	(2)
Adjusted EBITDA	$—	$—	$—	$51	$(9)	$42

EBITDA by Segment:	Six Months Ended June 30, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$27	$49	$14	$57	$(69)	$78
Depreciation and amortization	3	2	9	56	—	70
Interest expense, net	—	—	—	—	30	30
Income tax expense	—	—	—	—	29	29
EBITDA	30	51	23	113	(10)	207
Gain on bargain purchase	—	—	—	(3)	(12)	(15)
Adjusted EBITDA	$30	$51	$23	$110	$(22)	$192

	Six Months Ended June 24, 2017
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$—	$—	$—	$64	$(50)	$14
Depreciation and amortization	—	—	—	43	—	43
Interest expense, net	—	—	—	—	17	17
Income tax expense	—	—	—	—	10	10
EBITDA	—	—	—	107	(23)	84
Acquisition related costs	—	—	—	—	8	8
Gain on derivative instrument	—	—	—	—	(2)	(2)
Adjusted EBITDA	$—	$—	$—	$107	$(17)	$90

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 30, 2018 (Unaudited)
(millions of dollars, except per share information)

	Six Months Ended
Adjusted Free Cash Flows (a):	June 30, 2018	June 24, 2017
Cash provided by operating activities	$89	$87
Capital expenditures	(41)	(31)
Adjusted Free Cash Flows	$48	$56

(a)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	June 30, 2018	December 31, 2017
Current maturities of long-term debt	$10	$9
Long-term debt & capital lease obligation	1,214	1,232
Total debt	1,224	1,241
Original issue discount, premiums and debt issuance costs	5	5
Cash and cash equivalents	(80)	(96)
Adjusted Net Debt	$1,149	$1,150

(a)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 30, 2018 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Six Months Ended
	June 30, 2018		March 31, 2018		June 24, 2017		June 30, 2018		June 24, 2017
Adjusted Operating Income and Adjusted Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$66		$46		$14		$112		$41
Acquisition related costs	—		—		8		—		8
Adjusted Operating Income	$66		$46		$22		$112		$49

Net Income	$54	$0.83	$24	$0.38	$5	$0.03	$78	$1.22	$14	$0.18
Gain on bargain purchase	(15)	(0.23)	—	—	—	—	(15)	(0.23)	—	—
Acquisition related costs	—	—	—	—	8	0.18	—	—	8	0.18
Loss (gain) on derivative instrument	—	—	—	—	(2)	(0.05)	—	—	(2)	(0.05)
Tax effects of adjustments	—	—	—	—	(2)	(0.05)	—	—	(2)	(0.05)
Adjusted Net Income	$39	$0.60	$24	$0.38	$9	$0.11	$63	$0.99	$18	$0.26

(a)
Adjusted operating income is defined as operating income adjusted for acquisition related costs and fair market valuation of inventory. Adjusted net income is defined as net income adjusted net of tax for gain on bargain purchase, acquisition related costs, fair market valuation of inventory, and loss (gain) on derivative. Adjusted operating income and adjusted net income are not necessarily indicative of results that may be generated in future periods.

F